As filed with the Securities and Exchange Commission on March 2, 2016

Registration No. 333-169958

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-8 Registration Statement 333-169958

FORM S-8

Registration Statement

Under

The Securities Act of 1933

CAMPUS CREST COMMUNITIES, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	27-2481988 (I.R.S. Employer Identification No.)

2100 Rexford Road, Suite 414

Charlotte, North Carolina 28211

(704) 496-2500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Equity Incentive Compensation Plan

(Full Title of the Plan)

John Makuch

Interim Chief Financial Officer

Campus Crest Communities, Inc.

2100 Rexford Road, Suite 414

Charlotte, North Carolina

(704) 496-2500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Kilpatrick Townsend & Stockton, LLP

1100 Peachtree Street, Suite 2800

Atlanta, Georgia 30309-4528

Attention: W. Benjamin Barkley

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the Registration Statement of Campus Crest Communities, Inc. (the “Registrant”) on Form S-8 (No. 333-169958), which was filed with the SEC on October 15, 2010, pertaining to the registration of 2,500,000 shares of Common Stock, $0.01 par value per share, issuable under the Registrant’s Equity Incentive Compensation Plan (the “Registration Statement”).

The Registrant expects the closing of the merger (the “Merger”) of the Registrant with and into HSRE Quad Merger Sub, LLC (“Merger Sub”), with Merger Sub surviving the Merger, pursuant to that certain Agreement and Plan of Merger, dated as of October 16, 2015, by and among the Registrant, HSRE Quad Merger Parent, LLC, Merger Sub and CCGSR, Inc., to occur on March 2, 2016, subject only to customary closing deliveries and conditions being satisfied at the closing.

In connection with the anticipated closing of the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to its existing registration statements, including the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration all such securities of the Registrant registered but unsold under the Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Charlotte, North Carolina, on this 2nd day of March, 2016.

Campus Crest Communities, Inc.
By:	/s/ John Makuch
John Makuch
Interim Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.